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               EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement is entered into as of this 1st day of July, 1994 between Steven L. Siemborski (the
"Executive") and Figgie International Inc., a Delaware corporation ("Figgie" or "Company"):

WHEREAS, Figgie wishes to obtain the services of the Executive;
and

WHEREAS, the Executive desires to obtain employment with Figgie pursuant to the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein and other consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and Figgie agree as follows:

1. Employment. As of the date of this Agreement, Figgie will employ the Executive as Senior Vice President and Chief Financial Officer of Figgie and the Executive agrees to be employed by Figgie as Senior Vice President and Chief Financial Officer of Figgie in accordance with the terms and conditions set forth herein.

2. Duties. The Executive will devote his full business time and best efforts to the business of Figgie and its related organizations performing such duties as are customary to his position and as may be reasonable requested by the Chief Executive Officer of Figgie. The Executive will at all times conduct himself in conformity with the policies of Figgie.

3. Compensation. The Executive shall be entitled to the following compensation for the performance of his duties during the term of this Agreement:

  a. As soon as possible after the execution of this Agreement, the Executive will be paid a special transition payment of $50,000.00.

  b. During the first year of this Agreement (July 1, 1994 - June 30, 1995), the Executive will be paid a base salary at an annual rate of $350,000.00. In addition, the Executive will receive an incentive bonus of $25,000.00 if the financial consulting fees presently paid by Figgie are reduced by 50% within the first 120 days of the Executive's employment. If such financial consulting fees payable by Figgie are reduced to zero (0) by June 30, 1995, the Executive will be paid an additional incentive bonus of $50,000.00 for a total potential incentive bonus of $75,000.00. The incentive bonuses will be paid at the end of the first year of this Agreement if earned by the Executive.
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  c.  During the second year of this Agreement, the Executive will be paid a base salary of $350,000.00 and in addition will be awarded the greater of (i) a bonus of $50,000.00 or (ii) the bonus payable to him with respect to the 1995 calendar year under the regular bonus programs of Figgie applicable to senior executives in effect at that time.

  d. During the third and fourth years of this Agreement, the Executive will be paid a base salary at the annual rate of $350,000.00 per year and will continue to participate in the regular bonus programs of Figgie applicable to senior executives but will not be guaranteed any payments pursuant to such programs.

4.  Stock Purchases.

  a. The Executive will be given the right on the following dates to purchase 150,000 shares of Figgie's Common Stock for One Dollar ($1.00) per share in the following amounts:

Date        Number of Shares
July 1, 1994          37,500
July 1, 1995          37,500
July 1, 1996          37,500
July 1, 1997          37,500

Such shares shall be either Class A Common Stock or Class B Common Stock as shall be determined by the Stock Option Committee of Figgie in its sole discretion. Each such right to purchase such shares shall expire on the next following November 1st if not exercised by the Executive prior to such November 1st. Upon the purchase of the shares, they will be fully vested and nonforfeitable by the Executive.

  b. Figgie will issue the shares to the Executive out of authorized but unissued shares or treasury shares as Figgie shall deem appropriate. Such shares may be issued to the Executive under Figgie's 1993 Restricted Stock Purchase Plan For Employees if there are sufficient shares for such purpose and if Executive is satisfied that the shares will be fully vested and nonforfeitable on the date of purchase.

  c. The shares will be issued to the Executive upon the payment to Figgie of the purchase price for the shares and any federal, state and local withholding taxes related to the issuance of the shares. In lieu of payment of withholding taxes, the Executive can make an election similar to the "Elections" described in Section 11 of Figgie's 1993 Restricted Stock Purchase Plan For Employees upon the same terms and restrictions as are set forth in such Section 11. Such Section 11 is hereby incorporated by reference in this Agreement.
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  d.  The issuance of shares to the Executive will occur on each of the dates specified above regardless of whether the Executive continues to be employed by Figgie provided that the Executive's employment was not terminated by Figgie for Good Cause as defined in Section 7(b) hereof and provided that the Executive did not quit without Good Reason as described in
Section 7(d) below.

  e. The Compensation Committee may impose such restrictions on any shares purchased by the Executive under this Agreement as it may deem advisable under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares are then listed, and under any state blue sky or securities laws applicable to such shares. The Committee may cause a legend or legends to be placed on any certificates representing shares issued pursuant to this Agreement, which legend or legends shall make appropriate reference to the various restrictions imposed hereunder.

5. Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans which are maintained or established by the Company from time to time and which cover Figgie's senior executives provided he satisfies any applicable eligibility requirements therefor. Executive acknowledges the right of the Company to amend or terminate such plans at any time in the exercise of its discretion. Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination which may be required in order to obtain such insurance.

6. Expenses. The Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Figgie.

7.  Termination of Employment.

  a. Death; Disability. In the event of Executive's death or Disability (as hereinafter defined), his employment with the Company shall be deemed terminated as of the end of the month in which such death or Disability occurs, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except that the Company shall pay a prorata portion of any bonus which would have been payable to the Executive under Sections 2(c) and 2(d) hereof, the Company's obligations under
Section 4 shall continue and, in the case of a termination due to Disability, Executive's obligations under Section 11 shall continue. For purposes of this Section, Disability shall be deemed to have occurred if (a) Executive shall be unable to perform his duties on an active full-time basis by reason of disability or impairment of health for a period of at least one hundred eighty
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(180) consecutive calendar days or (b) the Company shall have received a certificate from a physician reasonably acceptable to both the Company and Executive (or his representative) to the effect that Executive is incapable of reasonably performing services under this Agreement in accordance with past practices.

  b. By Company for Good Cause. Executive's employment with the Company may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find Good Cause for termination. For purposes of this Agreement, Good Cause shall mean only (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Company setting forth in reasonable detail the duties which Executive has failed to perform and the corrective actions expected of him; (ii) a breach of Executive's duty of loyalty to the Company, including but not limited to a breach of Executive's obligations under Sections 10 or 11 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a crime which otherwise materially adversely affects Executive's ability to perform his obligations under this Agreement, any business relationships which the Company maintains or the general reputation and good will of the Company; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively using alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, (including but not limited to the Company's obligation to pay severance pay under Section 8 hereor or to issue stock under Section 4 hereof), except Executive's obligations under Section 11 hereof.

  c. By Company Without Good Cause. The Company may also terminate Executive's employment at any time by written notice without Good Cause, whereupon all rights, obligations and duties of the parties hereunder shall immediately cease, except that the Company shall pay Executive amounts due under Section 8 hereof and shall issue shares of Common Stock of Figgie pursuant to Section 4 hereof, and except for Executive's obligations under Section 11 hereof.

  d. By Executive For Good Reason. Executive may terminate his employment with the Company upon not less than ninety (90) days advance written notice for "Good Reason." Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Executive's obligations under Section 11 hereof and the Company's obligations under Sections 4 and 8 hereof. For purposes of this Agreement, the Executive will have "Good Reason" if (i) the Board of Directors of Figgie shall fail to re-elect, or shall remove Executive from the office of Senior Vice President and Chief Financial
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Officer of Figgie, (ii) the Chief Executive Officer or the
Board of Directors of Figgie shall make a significant negative change in the nature or scope of the authorities, powers, functions or duties of Executive hereunder, (iii) Figgie shall fail to pay when due any compensation provided for in this Agreement and such failure is not corrected within ten days after notice thereof to Figgie by the Executive, or (iv) any pattern of harassment done with the approval of the Chief Executive Officer or the Board of Directors of Figgie which impedes the Executive in the exercise of his authorities, powers, functions or duties hereunder in the manner in which they would normally be exercised by a Senior Vice President and Chief Financial Officer.

  e. By Executive Without Good Reason. Executive may terminate his employment with the Company upon not less than ninety (90) days advance written notice but in any event not prior to July 1, 1995. Upon the effective date of any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except for Executive's obligations under Section 11 hereof. The Company shall not be prohibited from terminating Executive under Section 7(c) above following receipt of a notice of termination from Executive, subject to its obligations thereunder.

8. Severance Pay. If Executive's employment is terminated by the Company pursuant to Section 7(c) or by the Executive pursuant to 7(d) above, Executive shall be entitled to severance pay based upon the date of termination of his employment as follows:

  a. If the Executive's employment is so terminated during the first year of this Agreement, the Executive will be paid a proportional amount of $400,000.00 with respect to the year of his termination and will be paid the amounts of $400,000.00, $350,000.00 and $350,000.00 over the succeeding three years in accordance with the Company's normal payroll practices.

  b. If the Executive's employment is so terminated during the second year of this Agreement, he will receive the proportional amount of $400,000.00 with respect to the year of termination and will be paid the amounts of $350,000.00 and $350,000.00 respectively over the next succeeding two years in accordance with the Company's normal payroll practices.

  c. If the Executive's employment is so terminated during the third year of this Agreement, he will be paid the proportional amount of $350,000.00 for the balance of the year in which the termination occurred and will be paid $350,000.00 over the succeeding one year period in accordance with the Company's normal payroll practices.
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If the Executive's employment is terminated for any of the
reasons set forth in Sections 7(a), 7(b) or 7(e) hereof, none of the payments provided in this Section 8 will be made by Figgie.

9. Term. This Agreement will continue in effect from the date hereof until July 1, 1998 unless sooner terminated under
Section 7 hereof.

10.  Non-Competition.

  a. Restrictions. As consideration for the compensation and benefits to be provided to the Executive under this Agreement, and as an additional incentive for Figgie to enter into this Agreement, the Executive will not during the term of this Agreement directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where Figgie or any of its Affiliates (as defined below) is then conducting the Business (as defined below) or has, during the previous twelve (12) months, conducted the Business:

    (1)  engage in the Business;

    (2) render advice, consultation, or services to or otherwise assist any other person or entity who competes, directly or indirectly, with Figgie or any of its Affiliates;

    (3) transact any business in any manner pertaining to suppliers or customers of Figgie or any of its Affiliates which, in any manner, would have, or is likely to have, an adverse effect upon the conduct of the Business of Figgie or any of its Affiliates; or

    (4) induce any employee, agent or representative of Figgie or any of its Affiliates to terminate his or her employment with Figgie or such Affiliate.

  b. Definitions. For the purposes of this Section 10, the "Business" will mean the business activities of whatever nature of Figgie and its Affiliates carried on within a 100 mile radius of any facility or office operated or maintained by Figgie or any of its Affiliates. The term "Affiliates" shall mean any entity controlling, controlled by or under common control with Figgie, including, but not limited to, Figgie divisions and subsidiaries.

  c. Reasonableness; Enforcement. The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher remuneration and other benefits from Figgie hereunder than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of this Section 10, that he has had reasonable time to consider the effect of these provisions, and
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that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. Figgie and the Executive consider the restrictions contained in this
Section 10 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced. In the event of a breach or threatened breach of this Section 10 by the Executive, Figgie will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and Figgie will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

11.  Confidential Information.

  a. Prohibition on Disclosure or Use of Confidential Information. The Executive will at all times keep and maintain Confidential Information (as defined below) confidential and will not, at any time, either during or subsequent to his employment with Figgie, either directly or indirectly, use any Confidential Information for his own benefit, or otherwise divulge, disclose, or communicate any Confidential Information to any person or entity in any manner whatsoever, other than employees or agents of Figgie or its Affiliates who have a need to know such information, and then only to the extent necessary to perform their responsibilities on behalf of Figgie or its Affiliates.

  b. Definition of Confidential Information. "Confidential Information" will mean any and all information (excluding information in the public domain) relating to the Business, including, without limitation, all patents and patent applications; copyrights (whether registered or to be registered in the United States or elsewhere) which are applied for, issued to or owned by Figgie or any of its Affiliates; inventions; trade secrets; computer programs, engineering and technical data, drawings or designs; manufacturing techniques; information concerning pricing and pricing policies; marketing techniques; suppliers; methods and manner of operations; and information relating to the identity and location of all past, present and prospective customers.

  c. Enforcement. The Executive's obligations contained in this Section 11 are of a special and unique character which gives them a peculiar value to Figgie. The parties recognize that Figgie cannot be reasonably or adequately compensated in damages alone in an action at law should the Executive breach such obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies which Figgie may possess, it will be entitled to
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injunctive and other equitable relief in the form of
preliminary and permanent injunctions, without bond or other security, in the event of any actual or threatened breach of such obligations by the Executive, in order to enforce this
Section 11.

12. Successors. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of Figgie. Any amounts payable and stock issuable after the death of the Executive shall be paid to his spouse if then living and otherwise to the executor or administrator of his estate. This Agreement will inure to the benefit of and be binding upon Figgie, its Affiliates and their successors and assigns.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws. Any action brought to enforce this Agreement or to seek relief based upon any provision of it will be brought in a court of competent jurisdiction in the State of Ohio.

14. Merger. This Agreement supersedes any and all prior agreements, whether written or oral, with respect to the Executive's employment by Figgie or any of its Affiliates and contains all of the promises, representations, warranties and agreements between the parties with respect to such employment.

15. Modification. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors.

16. Notices. All notices or other communications hereunder will be writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the following:

If to the Executive:
Steven L. Siemborski
P.O. Box 93
Cleveland, Ohio 44040

If to Figgie:
Figgie International Inc.
4420 Sherwin Road
Willoughby, Ohio 44094
Attn:  Vice President Human Resources

Any party may from time to time change its address for purposes of this Agreement by giving notice of such change to the other party, but no such change will be deemed effective until actually received by the party to whom it is directed. Notice and communications under this Agreement will be effective when actually received by the party to whom they are directed.
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IN WITNESS WHEREOF, this Agreement is executed by or on behalf of the undersigned as of this ______ day of June, 1994.

THE EXECUTIVE:

______________________________



FIGGIE INTERNATIONAL INC.


By:___________________________

Title:________________________